UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 24, 2023

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. 4th Street, Suite 401-412
Minneapolis, MN	55415
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1, 2 and 4 through 9 are not applicable and therefore omitted.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 26, 2022, Qumu Corporation (the “Company”) received a written notice from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”), because the closing bid price of the Company’s common stock, par value $0.01 per share (the “Common Stock”), was below $1.00 per share for 30 consecutive business days. The notice provided that the Company had a period of 180 calendar days from the date of the notice, or until January 23, 2023, to regain compliance with the Bid Price Requirement.

On January 24, 2023, Nasdaq staff notified the Company that the Company had not regained compliance with the Bid Price Requirement and was not eligible for a second 180 day extension and therefore subject to delisting and suspension unless the Company requested an appeal of this determination to a Nasdaq Hearings Panel. On January 27, 2023, the Company appealed the Nasdaq staff’s determination to a Nasdaq Hearings Panel, which will stay the delisting and suspension of the Common Stock pending a decision by the Nasdaq Hearings Panel.

As previously announced, the Company has entered into an Agreement and Plan of Merger, dated as of December 17, 2022 (as such agreement may be amended from time to time, the “Merger Agreement”) with Cosmos Merger Sub Inc., a Minnesota corporation (“Purchaser”) and Enghouse Interactive, Inc., a Delaware corporation (“Parent”).

On January 6, 2023, in accordance with the Merger Agreement, Purchase and Parent commenced the offer to purchase all of the issued and outstanding shares of Common Stock at a purchase price of $0.90 per share (the “Offer Price”), in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 6, 2023 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with the Offer to Purchase, constitute the “Offer”). The Offer is scheduled to expire one minute following 11:59 p.m. (12:00 midnight), New York City Time, on February 6, 2023.

Following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with the relevant portions of the Minnesota Business Corporation Act, Purchaser will merge with and into the Company (the “Merger”).

The Company appealed the determination to a Nasdaq Hearings Panel in order to stay the delisting and suspension of the Common Stock in light of the importance of maintaining listing on Nasdaq during the pendency of the Offer and through to the closing of the Merger. In connection with the closing of the Merger, Parent intends to cause the Company to voluntarily delist the Common Stock from Nasdaq.

If the transactions contemplated by the Merger Agreement are not consummated for any reason, there can be no assurance that the Company will be successful in any appeal to a Nasdaq Hearings Panel, be able to regain compliance with the Bid Price Requirement, or maintain compliance with any of the other Nasdaq continued listing requirements in order to maintain its listing on Nasdaq.

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Forward-Looking Statements

This current report contains “forward-looking statements” contain forward-looking statements in addition to historical and other information. The Company uses words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to or that otherwise, identify forward-looking statements. All statements that address activities, events, performance, or developments that the Company intends, expects or believes may occur in the future are forward-looking statements.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the Merger, particularly in relationship to the timing of a Nasdaq Hearings Panel determination; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the risk that the Company may not be successful in any appeal to a Nasdaq Hearings Panel or otherwise maintain its listing on Nasdaq; and (iv) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, the Offer to Purchase and other tender offer documents filed from time to time by Enghouse Systems Limited, Parent, Purchaser and the Company, as applicable. Shareholders cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are based on information currently available to the Company, and the Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ Rose Bentley
Rose Bentley
Chief Executive Officer

Date: January 27, 2023

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